Exhibit 23.5
July 22, 2010
Jack Wynne
Vice President and Interim Chief Financial Officer
Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604-4244
CONSENT OF VALUATION FIRM
We hereby consent to (i) the inclusion in joint proxy statement/information statement and prospectus relating to the proposed merger involving Catalytic Solutions, Inc. and Clean Diesel, which joint proxy statement/information statement and prospectus forms a part of the Registration Statement on Form S-4 of references to Clean Diesel Technologies, Inc. (the “Form S-4”), of our valuation report relating to the estimation of fair value of Catalytic Solutions, Inc. as of November 30, 2009 and (ii) the references to our valuation report and our firm in the Form S-4.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely,

Houlihan Smith & Company, Inc.
July 22, 2010